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                                                                    EXHIBIT 21.1

                      CAMERA PLATFORMS INTERNATIONAL, INC.

                           SUBSIDIARIES OF REGISTRANT

      As of December 31, 1998 Camera Platforms International, Inc., had two wholly-owned subsidiaries, Shotmaker Dollies, Inc., and Shotmaker Sound
                             Inc., both of which are
                    incorporated in the State of California.